Exhibit 10.18
RESTRICTED STOCK UNIT AND DEFERRED CASH AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AND DEFERRED CASH AWARD AGREEMENT (this “Agreement”) is made by and between Cowen Group, Inc. (the “Company”), and [NAME], (the “Grantee”), as of February 24, 2012 (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to grant to the Grantee the restricted stock units award (the “RSU Award”) and deferred cash award (the “Deferred Cash Award”) described herein (collectively, the “Awards”), subject to the terms of the Cowen Group, Inc. 2010 Equity and Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, the RSU Award shall consist of a grant of restricted stock units in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, the Deferred Cash Award shall consist of a grant of deferred cash in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, the Grantee has accepted the grant of the Awards and hereby agrees to the terms and conditions hereinafter stated; and
WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan;
NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:
ARTICLE I
GRANT OF RESTRICTED STOCK UNITS AND DEFERRED CASH
Section 1.1    Grant of Restricted Stock Units.

The RSU Award granted to the Grantee by the Company as of the Grant Date consists of [NUMBER] restricted stock units (“RSUs”) pursuant to the terms and subject to the conditions and restrictions of this Agreement and the Plan. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock. Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid times the number of then unsettled RSUs. Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying the RSU is transferred to the Grantee in accordance with Section 1.3 hereof.
Section 1.2    Grant of Deferred Cash.

The Deferred Cash Award granted to the Grantee by the Company as of the Grant Date consists of the right to receive [Number in Words] Dollars [INSERT] in deferred cash, less applicable taxes and payroll deductions and subject to the conditions and restrictions of this Agreement and the Plan (“Deferred Cash”). Until the Company pays the Grantee Deferred Cash under this Agreement, all funds shall continue to be part of the general funds of the Company, and title to and beneficial ownership of any assets, whether cash or investments, which the Company may, in its sole discretion, set aside or earmark to meet its obligations hereunder shall at all times remain in the Company until paid to the Grantee. The Grantee shall not under any circumstances acquire any property interest in any specific assets of the Company.
Section 1.3    Vesting and Settlement of Awards.

(a)Normal Vesting and Settlement Schedule. The Awards hereunder shall vest and be settled as follows: [REDACTED] (each a “Vesting Date,” and collectively, the “Vesting Dates”, and the period from the Grant Date through the final Vesting Date, the “Restricted Period”), provided that (x) as of each Vesting Date the Grantee is employed in Good

Standing by the Employer; and (y) with respect to the settlement of RSUs, the Grantee satisfies the Tax Withholding Amount, pursuant to Section 1.5 of this Agreement.

(b)Interest on Deferred Cash. For each period of time in which a portion of the Deferred Cash Award remains unvested, and has not been forfeited, the Grantee shall be entitled to interest on the unvested amount at a rate equal to 75 basis points per annum. Any interest accrued with respect to the Deferred Cash Award as of a given Vesting Date shall be paid in full on such Vesting Date. In the event that the Grantee forfeits the right to receive any unvested Deferred Cash, the Grantee also forfeits any then-accrued and unpaid interest.

(c)Vesting and Settlement in the Event of a Qualifying Termination. Notwithstanding Sections 1.3(a) and 1.4 of this Agreement, any unvested Awards shall vest and be settled in full within sixty (60) days after the Grantee's employment terminates due to a Qualifying Termination, provided that (i) the Grantee (or Grantee's executor or estate as applicable) satisfies the Tax Withholding Amount related the settlement of the RSU Award, pursuant to Section 1.5 of this Agreement; and (ii) the Grantee (or Grantee's executor or estate as applicable) executes, delivers, and does not revoke a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, within seven (7) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty (50) days). For purposes of vesting and settlement under this Section, the vesting and settlement date will be the date the general release becomes irrevocable. If such vesting and settlement date could occur in more than one taxable year depending the date Grantee (or Grantee's executor or estate applicable) executes and returns the general release, then, regardless of the year in which Grantee (or Grantee's executor or estate, as applicable) executes and returns the general release, such vesting and settlement date will be treated as the earlier of (x) the first date the employee trading window is open in the next calendar year and (y) March 15th of the next calendar year. If the Grantee (or Grantee's executor or estate as applicable) does not execute and deliver the general release within the time permitted (or if the Grantee (or Grantee's executor or estate as applicable) revokes the general release if permitted by law), all unvested Awards will be forfeited as of the date of termination of employment.

(d)Vesting and Settlement in the Event of a Change in Control. Notwithstanding Sections 1.3(a) and 1.4 of this Agreement, in the event that a Change in Control (as defined in the Plan) occurs following the Grant Date and, following such Change in Control, any of the following occurs: (x) the Grantee's compensation or job responsibilities are reduced materially (as compared to the Grantee's job responsibilities or compensation during the full fiscal year immediately preceding the fiscal year in which a Change in Control occurred); or (y) the equity securities of the Company or its successor cease to trade on a national securities exchange; then any unvested Awards shall vest and be settled in full within sixty (60) days thereafter, provided that (i) the Grantee satisfies the Tax Withholding Amount related the settlement of the RSU Award, pursuant to Section 1.5 of this Agreement; and (ii) the Grantee executes, delivers, and does not revoke a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, within seven (7) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty (50) days). For purposes of vesting and settlement under this Section, the vesting and settlement date will be the date the general release becomes irrevocable. If such vesting and settlement date could occur in more than one taxable year depending the date Grantee executes and returns the general release, then, regardless of the year in which Grantee executes and returns the general release, such vesting and settlement date will be treated as the earlier of (x) the first date the employee trading window is open in the next calendar year and (y) March 15th of the next calendar year. If the Grantee does not execute and deliver the general release within the time permitted (or if the Grantee revokes the general release if permitted by law), Grantee will not be entitled to the accelerated vesting and settlement set forth in this Section 1.3(d), and the unvested Awards shall continue to vest and settle in accordance with the terms and conditions hereof following the occurrence of the events described in clause (x) or (y) above, as applicable.

(e)Employment Agreement. In the event that the Grantee is a party to an effective employment agreement with the Employer or has a Terms and Conditions of Employment (which, in either case, shall be referred to herein as an “Employment Agreement”) that provides for accelerated vesting of any equity-based awards upon any event not specified in Section 1.3(c) or (d) herein, the vesting terms of such Employment Agreement shall control and the Awards will vest in accordance with the terms of such Employment Agreement upon the occurrence of such event and shall be settled within sixty (60) days of vesting.

Section 1.4     Forfeiture.

Except as set forth in Section 1.3(c) or (d) above or pursuant to an Employment Agreement, if any, if the Grantee's employment with the Employer is terminated, then any unvested Awards shall immediately be forfeited to the Company (and in the case of a voluntary resignation, such forfeiture shall occur as of the commencement of the Notice Period, as described below), and neither the Grantee nor any of the Grantee's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then-unvested Awards. Additionally, if the Company reasonably determines that the Grantee has violated Section 2.2 (Notice of Termination) or Section 2.3 (Restrictive Covenants) or other notice obligations or restrictive covenants to which Grantee is otherwise subject, then any unvested Awards shall immediately be forfeited to the Company, and neither the Grantee nor any of the Grantee's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Awards.
Section 1.5     Taxes.

The Grantee agrees to pay promptly, at the time the Grantee recognizes taxable income in respect of the Awards, the minimum amount equal to the federal, state, and local taxes the Company determines are required to be withheld under applicable tax laws with respect to the Awards (the “Tax Withholding Amount”), and subject to the conditions and restrictions of this Agreement and the Plan. With respect to the Deferred Cash, the Deferred Cash paid to the Grantee will be reduced by the Tax Withholding Amount. With respect to RSUs, payment of the Tax Withholding Amount may be effected through (a) payment by the Grantee to the Company in cash or cash equivalents; (b) at the discretion of the Company, and in accordance with Company policy, either (x) the Company withholding the number of shares of Stock with an aggregate fair market value on the date of settlement, as determined by the Company, equal to the Tax Withholding Amount; or (y) selling shares to cover the Tax Withholding Amount on the open market; or (c) at the discretion of the Company, any combination of these methods. If the Grantee does not pay the Tax Withholding Amount in accordance with the terms of this Section 1.5 within forty-five (45) days of the vesting date, at the election of the Company, any then-vested, but unsettled, RSUs having an aggregate value equal to the Tax Withholding Amount (as determined by the Company in its sole discretion) shall immediately be forfeited to the Company and neither the Grantee nor any of the Grantee's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

ARTICLE II

MISCELLANEOUS
Section 2.1     Definitions.

(a)“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(b)“Cause” shall have the meaning set forth in the Employment Agreement, provided that if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a definition of Cause, then Cause shall mean, when the Employer, in its sole discretion in good faith, determines that: (i) the Grantee has breached any material provision of the Plan, this Agreement or Grantee's Employment Agreement including, but not limited to, the notice requirements and any of the restrictive covenants set forth in Sections 2.2 and 2.3 below or in Grantee's Employment Agreement; (ii) the Grantee has been indicted for, convicted of, pled guilty or nolo contendere to, or committed any felony, or has been convicted of or pled guilty or nolo contendere to any other crime (whether or not related to the Grantee's duties for the Employer or any Affiliate) with the exception of minor traffic offenses; (iii) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities; (iv) the Grantee has violated or has failed to comply with the internal policies of the Employer or any Affiliate, including its policies against discrimination, harassment or retaliation, or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Employer or any Affiliate; or (v) the Grantee has failed to perform a material duty of Grantee's position including, by way of example and not of limitation, Grantee's insubordination, or failure or refusal to follow an instruction reasonably given by Grantee's superiors in the course of employment.

(c)“Disability” shall have the meaning set forth in the Employment Agreement, provided that if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a definition of Disability, then Disability shall mean that the Grantee (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer or any Affiliate.

(d)“Employer” means the Company or the Affiliate of the Company that employs the Grantee.

(e)“Good Standing” means that Grantee remains actively employed and (i) has not been given notice of the termination of Grantee's employment; (ii) has not given notice of resignation or resigned; and (iii) is not currently suspended or under investigation for conduct that could, in the Company's good faith determination, result in a termination for Cause.

(f)“Qualifying Termination” means termination of the Grantee's employment due to (i) termination by the Employer without Cause; or (ii) Grantee's death or Disability.

Section 2.2     Notice of Termination.

If the Grantee has an Employment Agreement which contain a requirement that the Grantee provide prior notice of termination, then those terms shall govern the requisite notice period; provided, however, that if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a requirement that the Grantee provide prior notice of termination, then the Grantee shall not voluntarily resign without first giving the following notice of the effective date of such resignation to the Employer: [Front Office - (i) at least thirty (30) days' prior written notice, if Grantee's corporate title is Vice President, Assistant Vice President, Associate or Analyst at the time such notice is delivered; (ii) at least sixty (60) days' prior written notice, if Grantee's corporate title is a Director at the time such notice is delivered; or (iii) at least ninety (90) days' prior written notice, if Grantee's corporate title is a Managing Director of the Company at the time such notice is delivered] [Business Operations - (i) at least thirty (30) days' prior written notice, if Grantee's corporate title is Vice President, Assistant Vice President, Associate or Analyst at the time such notice is delivered; (ii) at least forty-five (45) days' prior written notice, if Grantee's corporate title is a Director at the time such notice is delivered; or (iii) at least sixty (60) days' prior written notice, if Grantee's corporate title is a Managing Director of the Company at the time such notice is delivered] (in each such case, the “Notice Period”). Such written notice shall be sent in accordance with Section 2.8 of this Agreement. The Employer retains the right to waive the notice requirement in whole or in part or to accelerate such date of termination without changing the characterization of such termination as a voluntary termination by the Grantee. In the alternative, at any time after the Grantee gives notice, the Company may, but shall not be obligated to, provide the Grantee with work and (a) require the Grantee to comply with such conditions as it may specify in relation to transitioning the Grantee's duties and responsibilities, (b) assign the Grantee other duties, or (c) withdraw any powers vested in or duties assigned to the Grantee, without changing the characterization of such termination as a voluntary resignation by the Grantee.
Section 2.3     Restrictive Covenants.

(a)Non-Solicitation. During the Grantee's employment (including any applicable Notice Period), and for six (6) months following any termination thereof, the Grantee shall not, without the Company's prior written consent, directly or indirectly (1) solicit or induce, or cause others to solicit or induce, any director, officer, or employee of the Company or any Affiliate, to leave the Company or such Affiliate or in any way modify his relationship with the Company or such Affiliate, (2) hire or cause others to hire any director, officer, or employee of the Company or any Affiliate, (3) encourage or assist in the hiring process of any director, officer, or employee of the Company or any Affiliate, or in the modification of any such person's relationship with the Company or such Affiliate, or cause others to participate, encourage, or assist in the hiring process of any director, officer, or employee of the Company or any Affiliate, (4) interfere in any way with the rendering of professional services by or to the Company or any Affiliate by any client, prospective client, consultant, independent contractor, or vendor, or his or its respective individual employees, or (5) solicit the trade or patronage of any client or customer or any prospective client or customer of the Company or any Affiliate (for this purpose a prospective client or customer shall only include prospective clients or customers who were actively solicited within the six (6) month period prior to the Grantee's termination where the Grantee participated in or was aware of such solicitation) for purposes of engaging in any business relationship with respect to any products, services, trade secrets, or other matters in which the Company or such Affiliate is active, provides or has committed plans to provide, which includes, but is not limited to, investment banking, sales and trading, research, asset management, and/or alternative investments; provided, however, if Grantee's new employer solicits a client or customer without Grantee's knowledge and without Grantee's participation, then such client or customer shall not be deemed to be a client or customer or prospective client or customer for purposes of this Section 2.3(a)(5).

(b)Non-Disclosure of Confidential Information. The Grantee shall not at any time, whether during the Grantee's employment or following any termination thereof, directly or indirectly, disclose or furnish to any entity, firm, corporation, or person, except as otherwise required by applicable law, any Confidential Information of the Company or any Affiliate; provided, however, that in the event disclosure is required by applicable law, the Grantee shall, as soon as reasonably practicable, provide the Company or such Affiliate, as applicable, with prompt notice of such requirement prior to making any disclosure, so that the Company or such Affiliate, as applicable, may, at its sole expense, seek an appropriate protective order. “Confidential Information” shall mean information generally unknown to the public to which the Grantee gains access by reason of the Grantee's relationship with the Company or any Affiliate, and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, track records, sales, trading, and financial data and strategies, salaries and employment benefits, and operational costs. Confidential Information shall not include any information made available to the public by the Company or any Affiliate or any third party (other than acts by Grantee in violation of this Agreement), so long as such third party is not known by Grantee to be bound by a confidentiality agreement with the Company or any Affiliate or otherwise prohibited from transmitting the information to Grantee by a contractual, legal or fiduciary obligation of which Grantee is aware, nor shall it include general business or investment methods or information that Grantee obtained prior to Grantee's employment with Employer.

(c)Non-Disparagement. The Grantee shall not at any time, whether during the Grantee's employment or following any termination thereof, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors, officers or employees of the Company or any Affiliate.

(d)Company Property. All records, files, memoranda, reports, customer information, client lists, documents, and equipment relating to the business of the Company or any Affiliate that the Grantee prepares or possesses, or with which the Grantee comes into contact, in either case while the Grantee is an employee of the Company or any Affiliate, shall remain the property of the Company or such Affiliate. The Grantee agrees that upon the Grantee's termination of employment for any reason, the Grantee shall provide to the Company and any Affiliate, as applicable, all documents, papers, files, and other material in the Grantee's possession and under the Grantee's control that are connected with or derived from the Grantee's services to the Company or any Affiliate. The Grantee agrees that the Company or the applicable Affiliate owns all work product, patents, copyrights, and other material produced by the Grantee during the Grantee's employment with the Company and any Affiliate.

(e)Compliance with Company Policies. The Grantee agrees to comply fully with the applicable internal policies of the Company and the Employer, as applicable, including, but not limited to, those contained in the Company's and the Employer's Employee Handbook, Code of Business Conduct and Ethics, and compliance policies and procedures. The Company's right to modify these policies does not affect Grantee's duty to comply with these policies at all times.

(f)Cooperation. The Grantee agrees to cooperate fully with the Company and the Employer at any time, whether during the Grantee's employment or following any termination thereof, taking into account the requirements of any subsequent employment by the Grantee, on all matters relating to the Grantee's employment, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records, and other documents within the Grantee's control, provided, however, that the Grantee need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by the Grantee with the intention to circumvent the operation of this Section 2.3(f)) or cause a waiver of attorney-client privilege. Without limiting the generality of the foregoing, the Grantee shall cooperate in connection with any (1) past, present, or future suit, action, claim, or other proceeding; (2) inquiry, proceeding, or investigation by or before any governmental authority; and (3) arbitration, mediation, or other alternative dispute resolution process, in each case involving the Company, the Employer, or any Affiliates. In connection with the Grantee's providing such cooperation, the Company or the Employer, as applicable, shall reimburse the Grantee for reasonable, pre-approved expenses in connection with such cooperation.

Section 2.4     Injunctive Relief.

In the event of a breach by the Grantee of the Grantee's obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Grantee acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of the Notice Period obligations or any of the restrictive covenants set forth in Sections 2.2 and 2.3, and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Grantee resides. The Grantee further agrees that the Company and the Employer shall be entitled to recover all costs and expenses (including attorneys' fees and expenses) incurred in connection with the enforcement of the Company's rights hereunder.
Section 2.5     Offset.

In the event that the Grantee voluntarily terminates employment or if the Grantee's employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money or other property due to the Company from the Grantee, or advanced or loaned to the Grantee by the Company, from any money or property owed to the Grantee or the Grantee's estate by the Company as a result of such termination of employment, except to the extent such withholding or offset is not permitted under Section 409A of the Code (“Section 409A”), without the imposition of additional taxes or penalties on the Grantee.
Section 2.6     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby). Grantee consents that any arbitration with respect to this Agreement or Grantee's employment will be brought in the New York County. To the extent that Grantee or the Company is permitted to commence a court action, Grantee consents to venue and personal jurisdiction in the state and federal courts in New York County, and Grantee waives any right to a jury trial in any such action.
Section 2.7 Interpretation of Agreement.

Subject to the Plan, the Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee's legal representative in respect of any questions arising under this Agreement.
Section 2.8     Notices.

Any notice, other than notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.5 and a resignation notice by Grantee pursuant to Section 2.2, to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: General Counsel, and to the Grantee at the Grantee's home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice. Notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.5 may be sent to the Grantee via e-mail. Written notice of resignation pursuant to Section 2.2 must be delivered to Grantee's manager with a copy to Human Resources by hand, e-mail, or mail with proof of delivery (such as certified mail, UPS, or FedEx).
Section 2.9     Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. This Agreement shall only become effective and binding on the Company in the event that Grantee shall have executed and delivered this Agreement to the Company's Human Resources Department within twenty-one (21) days of the Grant Date.
Section 2.10     Complete Agreement/Severability.

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement. Any provision of this Agreement held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions. If any court or arbitrator determines that the Notice Period or restrictive covenants, or any part thereof, are invalid or unenforceable, it is the intention of the parties that these Sections shall not be terminated but shall be deemed to be amended to the extent required to make them valid and enforceable.
Section 2.11     No Right to Continued Employment.

Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company, Employer or any Affiliate.
Section 2.12     Section 409A.

This Agreement is intended to be exempt from the requirements of Section 409A, and shall be interpreted accordingly. In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.
Section 2.13     Entire Agreement.
Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

Section 2.14     Arbitration.

(a)Any and all disputes with the Company, the Employer, or any Affiliate arising out of or relating to this Agreement or to the Grantee's employment will be submitted to and resolved exclusively by the Financial Industry Regulatory Association (“FINRA”) in accordance with its rules, unless Grantee is not registered or is not subject to FINRA's jurisdiction, then by the American Arbitration Association (“AAA”) pursuant to the AAA's Employment Arbitration Rules and Mediation Procedures. In the event of arbitration before the AAA, the arbitrator's fees and the administrative costs associated with holding the arbitration hearing (e.g., set-up and calendaring, room costs, etc.) will be paid by the Company; however, Grantee will be responsible for paying Grantee's attorney's fees, witness fees, and all other personal legal expenses related to Grantee's legal representation. In agreeing to arbitrate Grantee's claims, Grantee recognizes that Grantee is waiving Grantee's right to a trial in court and by a jury. The arbitration award shall be binding upon Grantee, the Company, the Employer, and any Affiliate and judgment upon the award may be entered in a court of competent jurisdiction. This arbitration provision applies to statutory discrimination, harassment, and retaliation claims under federal, state and local law.

(b)Grantee agrees to waive any right to bring, participate in, or recover any relief from a class, collective or other representative action against the Company or its Affiliates to the maximum extent permitted by law. If Grantee is included in a class, collective or other representative action, Grantee will take all steps necessary to opt-out of the action or refrain from opting-in. A court must decide any issue concerning the validity of this waiver, and an arbitrator does not have the authority to consider it or to allow Grantee to serve as a representative of others in arbitration pursuant to this Section. If for any reason a court finds this waiver unenforceable, the class, collective or representative claim may only be heard in court and not arbitrated, and to the fullest extent permitted by law, Grantee waives the right to a jury for any such claims. Grantee retains the right to challenge the validity of this waiver.

(c)This arbitration provision does not apply to: (i) a claim for injunctive relief permitted under this Agreement or any Employment Agreement, for which jurisdiction shall be reserved in the federal and/or state courts in New York County, with the parties consenting to personal jurisdiction; (ii) any claim arising under Sarbanes-Oxley; and (iii) claims prohibited by law from being arbitrated.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee's hand on the date indicated below.

COWEN GROUP, INC.

Signed:
[Name]             Date